As filed with the Securities and Exchange Commission on April 17, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Micron Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-1618004
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8000 S. Federal Way, Boise, Idaho	83716
(Address of principal executive offices)	(Zip Code)

Micron Technology, Inc.
Deferred Compensation Plan

(Full title of the plan)

Michael Ray

Senior Vice President, Chief Legal Officer and Corporate Secretary

Micron Technology, Inc.

8000 South Federal Way, Boise, Idaho 83716

(208) 368-4000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	Accelerated Filer	Non-Accelerated Filer	Smaller Reporting Company	Emerging Growth Company
☒	☐	☐	☐	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Micron Technology, Inc. (the “Company” or the “Registrant”) to register $120,000,000 of deferred compensation obligations (the “Obligations”) of the Company arising under the Micron Technology, Inc. Deferred Compensation Plan, as amended effective October 23, 2023 (the “Plan”).

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8, the documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended August 28, 2025 (the “Annual Report”) filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 1-10658), on October 3, 2025.

(b) The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended November 27, 2025 and February 26, 2026 filed with the Commission pursuant to Section 13(a) of the Exchange Act (File No. 1-10658) on December 18, 2025 and March 19, 2026, respectively.

(c) Information specifically incorporated by reference into the Company’s Annual Report from its Definitive Proxy Statement on Schedule 14A, filed with the Commission on November 25, 2025 (File No. 1-10658).

(d) The Company’s Current Reports on Form 8-K filed with the Commission on October 21, 2025, January 21, 2026, March 25, 2026 and April 1, 2026 (File No. 1-10658), other than information furnished rather than filed.

(e) The description of the Company’s common stock, par value $0.10 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on December 21, 2009, including any subsequently filed amendments and reports updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Micron Technology, Inc. Deferred Compensation Plan Obligations

The Obligations being registered represent deferred compensation obligations of the Company arising under the Plan. The Obligations are unsecured general obligations of the Company. The Company reserves the right to amend or terminate the Plan at any time in accordance with its terms, provided that such amendment or termination shall not reduce or eliminate any benefit that has become fully vested under the Plan prior to such amendment or termination.

Following is a summary of the Plan as it relates to the Obligations. This summary is qualified in its entirety by reference to the Plan.

Purpose and Participation. The Plan is intended to constitute a non-qualified deferred compensation plan that, in accordance with Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, is unfunded and established primarily for the purpose of providing deferred compensation to specifically designated employees of the Company (the “Participants”). The Plan is an unfunded deferred compensation plan for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and is intended to comply with the requirements of Section 409A of the Code so that no penalty taxes are owed under Section 409A(a)(1)(B).

Plan Deferrals. Participants may elect to defer up to 75% of eligible base compensation and up to 100% of eligible bonus, fiscal year or performance-based compensation under the Plan by completing deferral elections in accordance with Plan rules. The Company, in its sole discretion, may make employer contributions to the Plan. Participant and employer contributions to the Plan are credited to bookkeeping accounts maintained on behalf of each Participant under the Plan. The amounts credited to such deferral accounts under the Plan represent unfunded, unsecured Obligations of the Company, and do not represent ownership, or any ownership interest in, any particular assets of the Company. The deferred compensation Obligations are not convertible into any other security of the Company and do not have the benefit of any negative pledges or of any covenants on the part of the Company, other than to pay the deferred compensation Obligations arising under the Plan. The Company may elect to contribute deferrals to a trust that satisfies the tax requirements applicable to non-qualified deferred compensation plans to satisfy its payment Obligations under the Plan.

Vesting of Deferrals. Participant deferrals are fully vested at all times. Participants become 100% vested in employer contributions, if any, upon 2 years of qualifying service with the Company. If not already vested, a Participant’s deferral account becomes 100% vested upon a change in control of the Company or upon the Participant’s death or disability.

Earnings Credits. Subject to certain exceptions and restrictions, a Participant’s deferral account balance is indexed to one or more hypothetical or “phantom” investment options chosen by the Participant from the phantom investment options available under the Plan. A Participant’s deferred compensation benefit payable under the Plan increases or decreases based on the investment performance of the selected “phantom” investment options.

Distribution of Deferrals. Participants choose the time and manner of distribution of their deferral accounts. Payment of deferral accounts is made in cash at the time and in the form elected by the Participant, subject to the following general rules:

•	A Participant may elect, but is not required to elect, to receive his or her deferrals on a specified distribution date that occurs during the Participant’s employment.

•	A Participant’s deferrals will commence to be paid, if such deferrals have not already commenced to be paid, on the Participant’s termination of employment. Amounts payable to certain specified employees are delayed six months following such Participant’s termination of employment in accordance with the requirements of the Code and Plan.

•	A Participant may elect to receive his or her deferrals in a lump-sum or in annual installments over a period of up to ten years.

•	A Participant’s entire deferral account balance will be paid in a lump sum upon the death or disability of the Participant, or upon a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation.

The Company’s certificate of incorporation, as amended, provides for the elimination of liability of its directors and officers to the extent permitted by the DGCL. The Company’s Bylaws, as amended, provide for mandatory indemnification of its officers, directors, employees, and other agents to the extent set forth in the Company’s certificate of incorporation. In addition, the Company has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements provide such directors and officers with further indemnification to the maximum extent permitted by the DGCL.

The Company has in effect a directors and officers liability insurance policy indemnifying its directors and officers and the directors and officers of its subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. The Company pays the entire premium of this policy.

The Company believes that its certificate of incorporation and bylaw provisions, the directors and officers liability insurance policy and the indemnification agreements are necessary to attract and retain qualified persons to serve as directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description of Exhibit	Filed Herewith	Form	Period Ending	Exhibit/ Appendix	Filing Date
4.1	Restated Certificate of Incorporation, as amended, of the Registrant		10-Q	2/26/26	3.1	3/19/26
4.3	Amended and Restated Bylaws of the Registrant as of July 17, 2025		8-K		3.1	7/18/25
4.4	Micron Technology, Inc. Deferred Compensation Plan, as amended		10-K	8/31/23	10.10	10/6/23
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	X
23.1	Consent of Independent Registered Public Accounting Firm	X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)	X
24.1	Power of Attorney (included on signature page)	X
107.1	Calculation of Filing Fee Table	X

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, and the City of Boise, State of Idaho, respectively, on April 17, 2026.

Micron Technology, Inc.
(Registrant)

By:	/s/ Sanjay Mehrotra
(Sanjay Mehrotra)
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Mark J. Murphy
(Mark J. Murphy)
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sanjay Mehrotra and Mark J. Murphy or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sanjay Mehrotra	Chairman, President and	April 17, 2026
(Sanjay Mehrotra)	Chief Executive Officer
(Principal Executive Officer)

/s/ Mark J. Murphy	Executive Vice President and	April 17, 2026
(Mark J. Murphy)	Chief Financial Officer
(Principal Financial Officer)

/s/ Scott Allen	Corporate Vice President and	April 17, 2026
(Scott Allen)	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Lynn A. Dugle	Lead Independent Director	April 17, 2026
(Lynn A. Dugle)

/s/ Steven J. Gomo	Director	April 17, 2026
(Steven J. Gomo)

/s/ Linnie M. Haynesworth	Director	April 17, 2026
(Linnie M. Haynesworth)

/s/ T. Mark Liu	Director	April 17, 2026
(T. Mark Liu)

/s/ A. Christine Simons	Director	April 17, 2026
(A. Christine Simons)

/s/ Robert H. Swan	Director	April 17, 2026
(Robert H. Swan)

/s/ MaryAnn Wright	Director	April 17, 2026
(MaryAnn Wright)